As filed with the Securities and Exchange Commission on February 5, 2016
Registration Statement No.  333-175430
Registration Statement No.  333-163322
Registration Statement No. 333-150293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-175430

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-163322

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-150293

Under
The Securities Act of 1933
________________
American Apparel, LLC
(Formerly known as American Apparel, Inc.)
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3200601
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

747 Warehouse Street, Los Angeles, California	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

________________
2011 Omnibus Stock Incentive Plan
2007 Performance Equity Plan
(Full Title of the Plans)
________________

Chelsea A. Grayson
Chief Administrative Officer, Executive Vice President and General Counsel
American Apparel, LLC
747 Warehouse Street
Los Angeles, California 90021-1106
(213) 488-0226
(Name, Address and Telephone Number,
Including Area Code, of Agent for Service)

REMOVAL FROM REGISTRATION

 American Apparel, LLC (as successor by conversion to American Apparel, Inc.), a Delaware limited liability company (the "Registrant") is filing these Post-Effective Amendments to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under such Registration Statements:

(1)
Registration Statement No. 333-175430, pertaining to the registration of 10,000,000 shares of the Registrant's common stock, under the Registrant’s 2011 Omnibus Stock Incentive Plan, which was filed with the Securities and Exchange Commission ("SEC") on July 11, 2011;

(2)
Registration Statement No. 333-163322, pertaining to the registration of 3,290,000 additional shares of the Registrant's common stock under the Registrant’s 2007 Performance Equity Plan, which was filed with the SEC on November 24, 2009; and

(3)
Registration Statement No. 333-150293, pertaining to the registration of 7,710,000 shares of the Registrant's common stock under the Registrant’s 2007 Performance Equity Plan, which was filed with the SEC on April 17, 2008.

On October 5, 2015, the Registrant and certain of its domestic subsidiaries filed voluntary petitions in the United States Bankruptcy Court of the District of Delaware (the "Court"). On January 27, 2016, the Court entered an order confirming the Registrant's First Amended Joint Plan of Reorganization of the Debtors and Debtors in Possession (the "Plan"), under which, on February 5, 2016, the Effective Date of the Plan, all shares of common stock and other equity in the Registrant were cancelled and terminated, and the Registrant was converted into a Delaware limited liability company with membership interests issued in accordance with the Plan. Accordingly, all offerings of the Registrant’s securities, including those pursuant to the Registration Statements, have also been terminated.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of each offering, the Registrant hereby removes from registration any and all securities registered but unsold under the Registration Statements.
As no securities are being registered herein, the sole purpose of this filing being to terminate and deregister, the disclosure requirements for exhibits under Regulation S-K Item 601 are inapplicable to this filing.

 SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the Fifth day of February, 2016.

AMERICAN APPAREL, LLC (as successor by conversion to American Apparel, Inc.)

By:	/s/ Hassan Natha
Name:	Hassan N. Natha
Title:	Executive Vice President and Chief Financial Officer